Exhibit 10.2

VIASPACE Inc.
2005 STOCK INCENTIVE PLAN
Amendment
February 14, 2008

This AMENDMENT (this “Amendment”) TO THE 2005 STOCK INCENTIVE PLAN OF VIASPACE INC. (the “2005 Plan”) is effective as of the date set forth above, pursuant to authority reserved in Section 13 of the 2005 Plan and the resolutions of the Board of Directors of VIASPACE Inc. (the “Company”) adopted on February 14, 2008.

NOW, THEREFORE, the 2005 Plan is hereby amended as follows:

1.  AMENDMENT TO SECTION 3(a) OF THE 2005 PLAN. Section 3(a) of the 2005 Plan is deleted in its entirety and is replaced with the following:

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 99,000,000 Shares (the “Maximum Award Shares”); provided, however, that effective as of January 1, 2009 and each January 1 thereafter during the term of the Plan, the Maximum Award Shares will be modified to be equal to 10% percent of the total number of shares of Common Stock issued and outstanding as of the close of business on the immediately preceding December 31, which is the last day of the Company’s fiscal year; provided, further that no such modification shall occur if such calculation would result in a decrease in the Maximum Award Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

2.  MISCELLANEOUS. Except as expressly set forth in this Amendment, all of the terms and provisions of the 2005 Plan shall remain in full force and effect.